EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

MNSC.PK - Q2 2006 MSC Software Earnings Conference Call

Event Date/Time: Aug. 10. 2006 / 4:30PM ET

CORPORATE PARTICIPANTS

Joanne Keates

MSC Software Corporation - VP of IR

Bill Weyand

MSC Software Corporation - CEO & Chairman

John Mongelluzzo

MSC Software Corporation - General Counsel

John Laskey

MSC Software Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Jay Vleeschhouwer

Merrill Lynch - Analyst

Richard Davis

Needham - Analyst

Frank Treezo

Analyst

PRESENTATION

Operator

Good afternoon. My name is Sarina and I will be your conference operator today. At this time, I would like to welcome everyone to the MSC Software Second Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. [OPERATOR INSTRUCTIONS].

Thank you. Ms. Keates, you may begin your conference.

Joanne Keates - MSC Software Corporation - VP of IR

Thank you for joining us today to discuss MSC’s Second Quarter Earnings Report for Fiscal 2006. On the call today we have our CEO and Chariman, Bill Weyand as well as John Laskey our CFO and John Mongelluzzo our General Counsel.

The purpose of this call is to review the recent second quarter earnings report. Before we begin the call, let me make our Safe Harbor statement. Statements made during this conference call that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements involve known and unknown risks and uncertainties and other factors, which may cause our actual results to differ materially from those implied by the forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can not guarantee future results, levels of activity, performance or achievement. Important factors that may cause actual results to differ from expectations include, but are not limited to, those discussed in risk factors on our 2005 Form 10-K filed with the SEC.

We undertake no obligation to revise or update publicly any forward-looking statements for any reason. At this point, I’d like to turn the call over to Bill. Go ahead Bill.

Bill Weyand - MSC Software Corporation - CEO & Chairman

Thank you Joanne and good afternoon and welcome to MSC’s Software’s Second Quarter Conference Call. With this second quarter filing, we have accomplished a major corporate milestone and are now completely current with all our financial filing.

MSC will no longer have addition costs[TOS] associated with the restatement audit. We also have an update from the SEC and this is very good news for MSC Software and our shareholders. We are also working with NASDAQ to get our application approved and expect within the next few weeks that we will be relisted shortly thereafter.

Q2 was a good financial quarter with software license revenue growth of 17%. There are a number of major accomplishments that we have completed in Q2 and the beginning of Q3, which I’d like to highlight.

Number one, is in ‘06 we have announced and are introducing five major new SIM product solutions to the marketplace. Two of these have already been announced the end of Q1, that is SIM designer enterprise and MD Nastran. Both are getting great traction as a result of Q1 orders. In July we announced SIM Manager enterprise and we have two more major introductions later this year.

Number three, as we announced forming a global strategic alliance with IBM and this alliance will clearly jumpstart market opportunities for MSC’s new SIM enterprise solution.

Number 4 we began our 2006 VPD conferences in California for the Americas earlier in July. And this is driving new customer awareness and we anticipate in the next 60 to 90 days having the tenants in success of 5,000 early adopters of MSC present technology as well as new adopters of our new technology. And last but not least we are implementing a break out strategy as customer activity around MSC’s enterprise solutions is clearly accelerating.

Financial highlights for the second quarter include total revenue growth of 7%. License software growth was 17%. And maintenance growth was 12%.

The new SimEnterprise product introductions. As I mentioned earlier we’re getting early traction on MD Nastran which supports MSC’s new product launches. In Q2 early major successes included BMW standardizing on MD Nastran and placing a very large order, the Boeing MSC announcement setting the new standard of MD Nastran for rotor dynamics and thirdly, last but not least, IBM announcing hosting MD Nastran on demand at their super computer centers. Five of them around the world.

Why do we believe we truly have a breakout strategy? And this is unique disruptive technology. Well in regard to NASA I have a quote there are no other codes in the world that perform this combination of analysis. And all the industry analysts agree.

In a quote from Daratech in regard to MD Nastran it is 50% faster than the competition. And (Don Brown) stated that this obsoletes simulation tools because multi disciplined solutions deliver a far greater value and improve simulation process time in excess of 50%. We anticipate more wins to be announced this quarter with MD Nastran.

I’ll spend a few minutes on the IBM global strategic alliance. It’s actually a four part announcement. The first of which I mentioned earlier is MD Nastran on demand basically hosted at IBM’s deep computing centers around the world. That’s the first step.

Second step is expanding the technology focus with MSC software optimized on IBM middleware and hardware. What they call their blue stack is a prepackaged solution that we will sell together. As well as IBM will sell.

Number three is the recently formed joint sales focus both in geography and industry and by account around the world with IBM’s dedicated sales forces in the auto industry, aerospace and defense. And we’re getting early traction on delivering joint proposals to a number of the major companies. We believe that we will see traction from this announcement and this strategic partnership as soon as Q4.

And last but not least for SimManager enterprise transactions going forward - and this is important for revenue recognition - GBS global services will perform the services. And we will book the software orders. This is better enabling us for software recognition going forward in enterprise solutions and clearly improving margins as we move to a higher license revenue component of total revenue. And a lower services component of total revenue.

So the [inaudible] IBM MSC Global Alliance is exceptionally good for a company of MSC’s size. And greatly changes our stature from a simulation tools company to clearly the leader and selected partner of IBM for enterprise simulations. In reality the number one leader in IT and

PLM IBM has selected MSC’s enterprise solutions to drive product innovation through the standardization and deployment of our SimEnterprise solutions.

Number three our VPD conferences. This is an annual series of events that we have done in the past. And are the key launches for all of our early successes in SimEnterprise solutions. Had record attendance last month for the America’s Conference in California where we had an excess of 600 people attending.

The enterprise simulation theme was not only well received by our customers but all of the industry analysts that were there - the technical analysts. And every firm that was represented believes this is truly game changing simulation data management. And is another reason why IBM chose MSC for the alliance.

Our other two - over the next two months we will hold VPD conferences around the world starting soon in Japan, Korea, China, and then going through Europe. And all of these we’ll be talking about driving ROI value through the deployment of enterprise simulation and driving product innovation and time to market. When completed by the end of September, we will have over 5,000 attendees again learning the new ROI benefits of SimDesigner enterprise, MD Nastran, and SimManager enterprise. All positioning MSC and IBM for fourth quarter orders.

Let’s review the Q2 results by geography. America’s revenue was 18.4 million. Software grew at 2% adjusted for the sales and divestiture of PLM. Maintenance grew at 10%. And services decreased 44%.

The major deals in the quarter that were won were Lockheed Martin, BF Goodrich, and Visteon. The outlook for the America’s as aerospace continues to be a growth market opportunity for us automotive is challenging yet is definitely improving. Detroit has clearly determined that simulations should be done before final product development and are beginning initiatives to do so.

Mexico and Brazil are rapidly expanding as engineering centers. We’re getting great customer acceptance of our SimEnterprise solutions. And most of our sales staffing is now complete. And we’re seeing signs of early progress and expect to turn the early progress into orders later this year.

In regard to EMEA revenue was 28 million, up 11%. Software revenue grew at 21%. Maintenance grew at 10%. And services declined at 17%.

Major wins in Q2 were BMW, Fincantieri which is the largest ship builder and CNES which is a French aerospace agency. All of these were big wins and big orders and strategic relationships for MSC. Outlook going forward is the European car production. This is up the first half of ‘06.

Double digit growth in light and heavy trucks as well. The tier one and two to two supply chain seeing that ramp up with development resources, particularly in Eastern Europe. And aerospace continues to be challenging but are investing heavily in our solutions.

Now to Asia Pacific. Revenue was 23 million up 14%. Software grew at 23%. Maintenance grew at 17%. Services were down 25%.

Major orders in the quarter were Denso, Hyundai, and Mitsubishi. Outlook going forward is automotive investment continues to be very strong. Aerospace market driven by major programs in the US and Europe continue to be very lucrative. And India is rapidly expanding as an engineering center. And Vietnam and Thailand will probably follow.

In regard to some metrics that we are going to start recording I’d like to share a number of them with you. The first is in terms of headcount. Headcount deceased to 1,250 at the end of Q2 ‘06 versus 1,376 at the end of Q2 ‘05. Quarterly revenue per employee increased in Q2 ‘06 to 54,348 whereas Q2 ‘05 was 48,606.

Second set of metrics that we’re introducing on this call is to - so that we can give you the traction we’re receiving in our new enterprise solutions. As we’re introducing two sets of metrics: one is enterprise simulation orders in a quarter; and the second is orders over 100,000. So in regard to [SimX] solutions in Q1 - and we didn’t announce this for Q1 so we’re going back and repositioning it.

But in Q1 we received three orders for our [SimX] solution. In Q2 we received 21 orders. And orders over 100,000 in Q1 we received 45 and in Q2, 49. Both of these metrics will be a clear indication of quarterly traction as we launch our new enterprise solutions as well as receive larger orders.

In regard to the new MSC the good news is we reclaimed our market position and our software license growth was 17% in Q2. And that’s also excluding foreign exchange as well as the sale of the PLM business. We have accomplished a major milestone of completing our accounting restatement and becoming current.

We have heard from the SEC and it’s very good news. Our global strategic alliance with IBM greatly raises the credibility of MSC Enterprise Solutions. Why the marketplace needs a simulation data management system as well as a product data management system. And this all will have very positive impact on the second half of ‘06.

Now I’d like to turn the call over to John Mongelluzzo. He’ll give you a brief comment on the SEC and NASDAQ and our annual shareholder meeting. John?

John Mongelluzzo - MSC Software Corporation - General Counsel

Thank you Bill. First with regard to the SEC investigation we have been in communication with the SEC staff regarding the status of the investigation. And they have indicated to us that no further information is needed from the company. Furthermore the company believes that it will be receiving a letter from the SEC staff shortly notifying the company that the SEC staff will be recommending to the commissioners that this matter be closed.

Second, a couple of points about our NASDAQ application. We submitted our application and have been working with NASDAQ for some time. We have provided NASDAQ with all requested information and provided them with all of our SEC filings including the Q2 10-Q. Based on our progress and what we know now, we are hopeful that our application will be approved within the next couple of weeks. And that we will be listed a few days afterwards.

Finally we scheduled a stockholders meeting for September 25 in Chicago. This will be our first meeting since May 2003. There will be three stockholder proposals in the profit statement.

The first is the election of seven directors to three classes. The second is approval of the 2006 performance incentive plan. And finally ratification of the appointment of our outside auditors (deloite) and (touch). I will now turn over to John Laskey for financial discussions.

John Laskey - MSC Software Corporation - CFO

Thanks John. And good afternoon everyone. As Bill mentioned we have completed all of our accounting restatements and are current in our filings with the SEC. Our remediation plans to correct our material weaknesses are ongoing. And we look forward to our NASDAQ listing.

With respect to second quarter results, total revenue was $67.9 million. This was increase of 7.3% if you’ll exclude the PLM business from the second quarter of ‘05 and the effects of foreign exchange. It was an increase of 1.6% on a GAAP basis.

Software revenue increased approximately 17% likewise excluding PLM and the effects of foreign exchange and increased 9.4% on a GAAP basis. Services and maintenance revenue was essentially unchanged in constant dollars and excluding PLM from the second quarter of ‘05 and declined 4.3% on a GAAP basis. Maintenance grew at 12% on a constant dollar basis and 9.6% on a GAAP basis. Services revenues decreased by 31% on a constant dollar basis and 36.4% on a GAAP basis.

We have deemphasized our services business in favor of core software business. Going forward our services revenue will be impacted from our IBM partnership as services engagements from our SimManager enterprise sales. And again, our focus is on software license growth and related maintenance stream.

In order for you to adjust models for the PLM business in the second quarter of ‘05, and these numbers are disclosed in the 10-Q. In the second quarter of ‘05, the software revenue for PLM was $1.3 million services revenues were $900,000 for a total revenue of $2.2 million. The cost of software revenue was $400,000. The cost of services revenue was $300,000. And the operating expenses related to PLM were $1.8 million.

With respect to gross margin, total gross margin in the second quarter stood at 77.6% which was an improvement of 1.5 percentage points. The improvement is the result of revenue mix. Software gross margin was 89.5% which was an improvement of 3.4 percentage points as a result of the sale of the PLM assets. And Q1 offsets lower royalty expenses and product mix.

Services and maintenance margin was 67.4% compared to 68.6% in the same quarter last year which was a decline of 1.2 percentage points primarily due to lower utilization rates. Operating expenses in the second quarter of ‘06 were $50.4 million compared to $50.5 million in the second quarter of ‘05. Research and development was $11 million compared to $11.5 million in the same quarter last year.

SG&A was $39.2 million compared to $38.8 million in the second quarter of ‘05. If you adjust SG&A for the special charges that we refer to in the 10-Q, the PLM expenses in Q2 of ‘05, and effects of foreign exchange SG&A is actually $34.4 million in Q2 of ‘06 versus $31.5 million in Q2 of ‘05 for an increase of $2.9 million.

The components of this increase were approximately salary increases of $600,000, restricted stock comp charges - and these are not 123R charges, these are other charges we have to take, and relocation expenses totaling about $400,000. We have an increase in our travel and entertainment expenses year over year of $800,000. And finally it’s the build out of the management team, which we’ve discussed previously on prior calls.

Sequentially after adjusting for these charges SG&A went from $33.5 million in the first quarter of ‘06 to $34.4 million in the second quarter of ‘06 for an increase of about $900,000. And this was primarily due to increased sales commissions and compensation.

Operating income was $2.3 million in the second quarter of ‘06 compared to $405,000 last year. On an adjusted basis if you exclude the PLM business, foreign exchange and the charges - special charges we referred to in the 10-Q, the operating margin was $8.4 million in the second quarter of ‘06 compared to a similar calculation in the second quarter of ‘05 of $6.2 million. And this would be in percentage terms an operating margin in ‘06 of 12.1% for the second quarter versus an adjusted operating margin of 9.6% in the second quarter of ‘05.

Net income totaled $838,000 versus a loss of $316,000 in the second quarter of last year. And GPS on a fully diluted basis was $0.02 a share in ‘06 versus a loss of a penny in ‘05. Cash flow - total for Q1 and Q2 for the six months of ‘06 cash from operations was $6 million. However we actually used $7.6 million of cash from the first quarter. So cash from operations in the second quarter was $13.6 million.

EBITDA for the first half of 2006 was $17.4 million. And if you adjust that EBITDA for approximately $10 million of special charges referred to in the queue you can get to an EBITDA margin of about 40% after these adjustments. [Inaudible] balance sheet items at the end of June of ‘06 cash spent at $121 million.

Deferred revenue was $91.8 million. And again, we would like to point out that we don’t believe that small changes in deferred revenue of indicative of quarterly performance. DSO’s were at 87 days. Total debt as the convertible debt deal was consummated was $7.5 million.

Total equity is $287.1 million. And total assets are $471.9 million. And I’d like to point out that our working capital without deferred revenue is $170 million. So we feel we have a very strong balance sheet.

Finally with respect to expense reductions - and these relate to 2007. We are currently estimating operating costs reductions beginning at the start of 2007 which are going to total $7.1million for the year. And they will be in the areas of infrastructure costs, additional facilities reductions, and reductions in legal expenses.

Finally other expenses that won’t recur in 2007 are restatement accounting which costs us so far $6 million this year. The implementation of our Oracle system which we are spending considerable sums on this year. We would expect not to spend that $5 million again next year. So we see a total of $11 million of expenses that are occurring in 2006 that won’t recur in 2007.

Finally we will continually review our position on guidance. But we will not give specific guidance at this time. But with that I’ll turn the call back to Bill for comments on our services and channels business.

Bill Weyand - MSC Software Corporation - CEO & Chairman

Thank you John. Our primary objective for the last four to five quarters has clearly been to focus our company investments on gaining traction and license revenue growth. That’s been from a product development standpoint and a sales organization standpoint.

In regards of license revenue growth there’s three primary focuses of which we’ve accomplished two today. The first is having completed the changes necessary for our direct sales force and sales model to evolve from selling software tools to see the software of the time to enterprise solutions. We are also heavily investing in our employees today.

And sales training is one of the other technical training. And we have rebuilt the America’s organization. So that particular phase is ongoing but pretty much complete.

The second is that - and we’ve been consistent all along - that we have wanted to form a few great strategic partnerships. And that step has been taken with our announcement of forming a global strategic alliance with IBM. We are now engaged in 14 specific accounts. And a number of those accounts are already joint proposals underway. So we see this strategic relationship also being able to accelerate the license revenue growth and the adoption of our SimEnterprise solutions.

The remaining piece is our indirect channel. As you’ve heard before our indirect license revenue has been in the neighborhood of 11%. In Q2 we hired a VP of the channel’s indirect business. And he is beginning to drive additional strategic relationships on a global basis. But primarily in the America’s as well as Europe and Asia Pacific where we’re looking at forming again more - a few strategic relationships that will drive our indirect channel business from a current level of around 11% of license revenue into our goal of getting to around 20% of license revenue with being indirect.

So this is a three phase process. Two of them are well underway and a work in progress and getting great traction. And the third is now a primary focus of our management and we’re very pleased with that.

Let me comment on our service business but more importantly our service transition. Our goal is to improve service margin contribution and consulting execution. Earlier this year we announced that the - actually starting last year - we announced the objective of divesting the low margin and/or tactical or non strategic businesses. And in Q1 we announced the sale of ESTECH and PLM which were primary service businesses and low margin businesses.

We have also moved ahead on geography by geography basis. And basically eliminated what we call low margin contract simulation services businesses. We were actually using our software conducting simulation testing for our customers. And we’re moving in favor of higher margin professional consulting engagements.

This will provide us much more leverage as well offshore. And as we stated earlier, we’re moving our call centers to Eastern Europe as well as India. And we’re probably about halfway through that process.

Again, so we’re positioning for low margin services to a complimentary practice model based upon our new enterprise strategy. This improvement in software revenue recognition what will help drive SimManager service engagements to our new partner, IBM. This transition will take several quarters.

However it should end up being a soft landing. The end result will be higher license revenue as a percentage of total revenue. As well as improved services contribution. So with that now, I’d like to turn it over to Q&A. Joanne?

Joanne Keates - MSC Software Corporation - VP of IR

Thank you. (Marina)?

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. Your first question comes from Jay Vleeschhouwer.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Bill, I’d like to ask you about the spending environment for product development software overall including simulation. We’ve recently seen - at least in the second quarter some of your larger peers, Dassault and PTC report reasonably good quarters. So there’s been some improvement on the CAD and PLM side of the business. And I’m wondering if from your perspective, is that a net plus as well for you in terms of the total spending environment or does it perhaps imply some competition over the whole pool of spending for product development spending such that other CAD and PLM applications may be competing more in effect with simulation spending?

Bill Weyand - MSC Software Corporation - CEO & Chairman

Good question Jay. Yes, we see spending accelerating. It is accelerating our traditional business. And our traditional business coupled with our introduction of SimDesigner Enterprise where that supports simulation embedded in CAD particularly at the stage [SOBE 5].

And we get very good traction and orders for that product in Q2. And most of those projects were not necessarily funded because they really didn’t know about product 90 days ago.

And secondly as we are getting funding for projects and orders of size that there wasn’t a budget for meaning enterprise solutions. And that’s being driven by - on our side of the street as well as the design side of the street. Product innovation is the number one differentiator today in bringing better products to market faster.

And the earlier adopters are moving simulation to the forefront of product development because it greatly accelerates time to market and reducing product problems and design fors and so on.

So we’re seeing a very robust market particularly in Europe and Asia Pacific. And we see in aerospace that America’s spending very well. And Detroit understands their problems. And they are starting to invest and they’re budgeting significant investments for next year.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Could you clarify, Bill, the scope of IBM’s commitment to this relationship. In other words we’ve seen similar commitments in years past as you know by IBM to some of your peers. And could you talk about people and other kinds of resources that you expect here from IBM?

And you said that your deemphasizing your own internal services business in lieu of having IBM do that for you. Do you mean to suggest that IBM Global Services will handle all engagements that any of your customers may have for services or is it limited to certain named account or specific accounts?

Bill Weyand - MSC Software Corporation - CEO & Chairman

Sure. That’s a multifaceted question you just rolled out Jay.

Jay Vleeschhouwer - Merrill Lynch - Analyst

[Inaudible].

Bill Weyand - MSC Software Corporation - CEO & Chairman

Number one if the marketplace is well aware that IBM and Dassault had a long standing relationship in the PLM space. That’s number one. The number two is the market also where that Dassault is evolving more to a direct model versus IBM as their one and only channel.

That presents an exciting opportunity for a company like MSC. And that whole new market is just opening up. And I think - I’m not going to speak for IBM they can speak well for themselves, but they see enterprise simulation as the next breakout strategy for them, for their customer base particularly in auto and aero defense and heavy machinery. So this is a global alliance.

There’s financial plans in place, there’s organizations in place. They had two guest speakers at our VPD conference in Huntington Beach in July. And we are heavily engaged on a global basis on specific accounts, specific plans, and specific actions.

Our people are used to calling on the engineering level of people. And they’re used to working with the CIO’s and so this is going to be able to jumpstart us getting bigger orders faster because of one, our technology but more importantly their credibility, their track record, and their ability to deliver.

On the area services, once you stacked in interaction and enterprise solutions one of your limiting factors is developing, building, and training a service organization that can do that kind of thing. So this is basically an enabler for us to - and for IBM - to use their PLM global services people to help layout do the services side of the engagement.

For us then we get to put the software revenue up front, which is a good thing. They get to provide the services where that’s acceptable to the customer. And some people they have IBM as a strategic IT partner and the service [inaudible]. Others have other company’s. So where it’s win/win that’s what we’re going to do.

And last but not least on our services business we were doing a lot of what I would call good quality engineering services business. But fairly tactical small orders not very good at margin contribution side. And that was more of a distraction than not.

So this is a journey we’re going on where we want license revenue through these three drivers of our sales force, IBM, and their channels to go from 50% of revenue to something higher like 50% over time. And our services as a percent of revenue first to improve contribution but then have it as a lower percentage of total revenue, which again, positive effects see a contribution in margin as well.

Jay Vleeschhouwer - Merrill Lynch - Analyst

And lastly you mentioned two releases for the end of the year.

Bill Weyand - MSC Software Corporation - CEO & Chairman

Yes.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Can you talk at this point about any important releases we should anticipate in ‘07. What are some of the important package product and/or architectural releases we should look for next year?

Bill Weyand - MSC Software Corporation - CEO & Chairman

Well I think what you should look for is the next enterprise announcement will truly be redefining the space not from an architecture standpoint because we’ve already moved to open standards and basically standardized on the global services architecture. But the fourth announcement will be in the - the final piece of our enterprise solution. And the fifth announcement will be a mid market channels product.

Jay Vleeschhouwer - Merrill Lynch - Analyst

Thank you.

Bill Weyand - MSC Software Corporation - CEO & Chairman

You’re welcome.

Operator

Your next question comes from Richard Davis.

Richard Davis - Needham - Analyst

Hey, thank you very much. I guess with regard for Lockheed Martin you mentioned that as a customer merger and [inaudible] as well.

Bill Weyand - MSC Software Corporation - CEO & Chairman

Yes.

Richard Davis - Needham - Analyst

Lockheed Martin’s been a long time customer so what are you selling them informentally what are they interested in and - or could you just give us some more color on that.

Bill Weyand - MSC Software Corporation - CEO & Chairman

Sure. You know, a lot of these household names and a lot of these companies have been customers of ours and/or customers of competition. The renewed tractions that we’re getting versus no growth from ‘02 to ‘04 in software is that that we invested significantly in consolidating the product suite as well as adding 50% to development headcount. So this year we’re able to deliver literally 7 times the functionality we delivered last year in our go forward product strategy.

These products we’ve been able to accelerate the fact that we’re delivering all of ‘08 - ‘07 functionalities that was on the planning board. And we’re delivering all that functionality this year. So MD Nastran is a key example.

And this was started long before I got here is that there’s 500 man years invested in multiple discipline Nastran both in architecture and functionality since ‘01. And it is a game changing product. So what’s happening now is that with these product introductions people are basically upgrading from what they have point solutions to integrative solutions.

And some of these orders end up being very large where they standardized. I mean it’s really incredible like the announcement with BMW. But 90 days after a product introduction some of the places are over a million dollar order. And standardize on their product. That’s because of the value of multi discipline. And that’s the value of these enterprise solutions greatly, greatly reducing simulation process time.

Richard Davis - Needham - Analyst

Got it. And then is the IBM hosting, I know this was always a small part of your business. But I recall at one point MSC had like a - they were doing like Linux clusters and they were doing some hosting and that kind of stuff. Does IBM hosting preclude that or replace that or do you know what I’m talking about?

Bill Weyand - MSC Software Corporation - CEO & Chairman

I don’t because it’s before my time. But what IBM is doing is again MD Nastran is pretty much of a industry stand a number of industries. I mean Nastran was.

Now with MD Nastran and the expense in terms of the acquisition of this technology, the ability for major OEM’s when they get into peak usage of having another source to use the technology makes a lot of sense. The second is that your suppliers either they have a choice of buying the software or trying the software or using it or going to IBM and doing MD on demand.

So I think it fills an important market need that will even allow a lot of other industries and smaller companies that maybe can - don’t have the budgets to invest significantly in the product like MD Nastran. But compared to using a single point tool and they can use it on a project for X number of hours, I think there’s a very interesting business opportunity there.

Richard Davis - Needham - Analyst

And then the last question. I can’t remember when they did it, but I think Altair introduced - I thought a competitive product on the Nastran side. If one have you seen them too in just general comments on competitive environment would be awesome.

Bill Weyand - MSC Software Corporation - CEO & Chairman

Well [inaudible] to comment on the competition. You know, there’s a lot of great single point tool companies out there. And their business pictures in terms of financial numbers is producing very solid performance.

Having said that I think that there’s a start of an evolution. And it’s because of the accelerated process time that they can’t take nine months or six months to do simulation in regard to a new automobile or they can’t take several years in regard of a new aircraft. And are a combination of our enterprise solutions delivers an excess of a 75% reduction in simulation process time for an entire project. So that’s huge.

If you think it took ten months to do a car and you can now do it in two months. And if you take a look at what [inaudible] is it doing in terms of upfront simulation with us. And their ability to bring in new vehicles versus Detroit taking significantly longer it becomes the deciding factor of how companies introduce more innovative products faster.

So I think that that - for MSC great heritage, lots of good simulation tools we have jumpstarted our process into enterprise strategy. And with IBM and our customer base and our sales course we see renewed traction. But also traction based upon a different set of rules by ROI versus features and functions.

And then regard Altair or other companies I’ve seen such a - I don’t want to say it - so many press releases without substance lately that it’s like people positioning and doing a press release. But where’s the product and where’s the real orders? I’ve recently heard of a company announcing a major orders on a conference call. And one of these orders they announced was a lease for four seats for six months. I mean it just - it’s getting a little ludicrous in the press release side.

Richard Davis - Needham - Analyst

Okay. Sound like the bubble. Okay well thank you very much.

Bill Weyand - MSC Software Corporation - CEO & Chairman

You’re welcome.

Operator

Your last question comes from Frank Strezo,

Frank Strezo Analyst

Hi. There’s something you could just clarify. When you talked about he operating costs seven million you’ll be taking out. Can you run through those again? And also clarify which ones have historically been identified as kind of one time items in the MDNA?

John Laskey - MSC Software Corporation - CFO

Sure Frank. This is John. The $7 million is roughly - $5 million of additional infrastructure costs here that come in a variety of flavors. $1.1 million is very specifically from identified facilities. And about a million dollars is legal expenses which will not be incurred again in ‘07. And this primarily relates to cost associated with the SEC investigation.

The expenses that we wouldn’t expect to repeat in ‘07 are any expenses of course related to the restatement accounting which totaled about $6 million so far in ‘06. And we are spending about $6 million in ‘06 on Oracle. But about $5 million of that will not repeat. So that’s where the $11 million came from.

Frank Treezo Analyst

Okay. And the - when you talk about the $1.3 million in the quarter for consulting [inaudible] expenses related to the implementation, I’m assuming that’s the Oracle?

John Laskey - MSC Software Corporation - CFO

That’s correct.

Frank Treezo Analyst

Okay. Thank you.

John Laskey - MSC Software Corporation - CFO

You’re welcome.

Operator

At this time I’ll turn the call over to Mr. Weyand for closing remarks.

William Weyand. Thank you. And again thank you for dialing in for our Q2 Conference Call. MSC has been a work in progress. And we continue to make very solid progress going forward.

We are back gaining market share as evidence by our 17% software license growth in Q2. Our major accounting milestones are now completed. The costs are behind us. And we’re looking forward to being relisted soon on NASDAQ.

The introduction of our MD Nastan technology is truly a game changer evidence by the major order announcements as well as analyst’s views. And this is in our core CAE business which in the end will obsolete single point tools because of the huge return on investment. SimManager Enterprise solutions will help drive our breakout strategy into enterprise software and enterprise solutions.

The question that people have is well can’t we do simulation management in the data management? If I roll back the clock a number of years that was the whole premise between ERP systems and data management systems. Yes, they can do product management but they can’t do simulation management.

Every one of our early adopters with SimManager enterprise already has the data management system. And this is 100 - our technology is 100% complimentary yet is also 100% new market opportunity for ourselves and IBM. So MSC’s VPD conferences will help drive our customers to evolve from simulation tools to our enterprise simulation solutions.

And our relationship with IBM will help jumpstart and drive these relationships awareness quicker adoption and quicker market success. So with that the new MSC we are making continued progress and executing a long term strategy for success. And thank you again.

Operator

This concludes today’s conference call. You may now disconnect.

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